Center Bancorp, Inc. Announces Terms of Rights Offering

UNION, N.J., September 3, 2009 (GLOBE NEWSWIRE) –Center Bancorp, Inc. (Nasdaq:CNBC), parent company of Union Center National Bank (UCNB), today announced that it has set a subscription price of $7.00 per share for its previously announced rights offering of up to approximately $11.0 million of its Common Stock to its shareholders of record as of September 1, 2009.

Under the proposed rights offering, each shareholder of record as of the September 1, 2009 record date, other than participants in The Union Center National Bank 401 (k) Profit Sharing Plan, will receive, at no charge, one non-transferable subscription right for each share of Center Bancorp, Inc. common stock owned on the record date.  Each right will entitle the holder to purchase 0.1217 shares of Center Bancorp, Inc common stock at the subscription price of $7.00 per share, which represents a 19 percent discount to our current market price.

Rights offering materials, including a prospectus and other items necessary to exercise the rights, will be mailed as soon as practicable to eligible shareholders. The prospectus will contain important information about the rights offering, and shareholders are urged to read the prospectus carefully when available. Questions from shareholders about the rights offering may be directed to the subscription agent for the rights offering, Registrar and Transfer Company, at 10 Commerce Drive, Cranford, New Jersey, 07016, telephone (800) 368-5948, Attn.: Reorg/Exchange Department.

The subscription rights will be exercisable until 5:00 p.m. New York City time on September 30, 2009, unless Center Bancorp, Inc. extends the rights offering. Center Bancorp Inc. reserves the right to cancel or terminate the rights offering at any time prior to the expiration date of the rights offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

 About Center Bancorp:

Center Bancorp, Inc. is a financial services holding company and operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division which includes its wholly owned subsidiary, Center Financial Group LLC, and through a strategic partnership with American Economic Planning Group, provides financial services, including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration. Center additionally offers title insurance services in connection with the closing of real estate transactions, through two subsidiaries, Union Title Company and Center Title Company.

The Bank currently operates 13 banking locations in Union and Morris counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, and the Boys and Girls Club of Union.

While the Bank's primary market area is comprised of Morris and Union Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At June 30, 2009, the Bank had total assets of $1.3 billion, total deposit funding sources, which includes overnight repurchase agreements, of $979.3 million and stockholders' equity of $89.5 million. For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

CONTACT:  Center Bancorp, Inc.
    Anthony C. Weagley, President & Chief Executive Officer
    Joseph Gangemi, Investor Relations Officer
    (908) 206-2886